Filed Pursuant to Rule 433

Registration No. 333-198218

December 11, 2014

WGL HOLDINGS, INC.

Pricing Term Sheet

$25,000,000 4.60% Senior Notes due 2044

Issuer:	WGL Holdings, Inc.
Ratings: (Moody’s / S&P / Fitch)*	A3 / A / A
Security Type:	Senior Unsecured Notes
Offering Size:	$25,000,0000 (Reopening of 4.60% Senior Notes due 2044, of which $125,000,000 were previously issued on October 24, 2014, for a total amount outstanding of $150,000,000)
Pricing Date:	December 11, 2014
Settlement Date:	December 16, 2014 (T+3)
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2015
Initial Interest Accrual Date:	October 24, 2014
Total Accrued Interest Payable to Issuer:	$166,111.11 in aggregate, accrued from October 24, 2014 to but excluding December 16, 2014
Maturity Date:	November 1, 2044
Benchmark Treasury:	3.125% due August 15, 2044
Benchmark Treasury Price / Yield:	105-11+ / 2.856%
Spread to Benchmark Treasury:	+ 189.4 bps
Yield to Maturity:	4.75%
Coupon:	4.60%
Public Offering Price:	97.612%
Optional Redemption:
Make-Whole Call:	T + 25 bps
Par Call:	On or after May 1, 2044
CUSIP / ISIN:	92924FAB2 / US92924FAB22
Joint Book-Running Managers:	Wells Fargo Securities, LLC BB&T Capital Markets, a division of BB&T Securities, LLC TD Securities (USA) LLC
Co-Managers:	CIBC World Markets Corp.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751.